EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Cree Research, Inc. on Forms S-8 (No. 33-98956 and No. 33-98958) and Form S-3 (No. 33-98728) of our report dated July 23, 1999 with respect to the consolidated financial statements of Cree Research, Inc. and subsidiaries included in this Annual Report on Form 10-K for the year ended June 27, 1999.

Ernst & Young LLP

Raleigh, North Carolina
August 11, 1999